Exhibit 99.1

                Innodata Isogen Announces $10 Million
               in New 2007 Wins and Marketing Successes

    NEW YORK--(BUSINESS WIRE)--April 26, 2007--INNODATA ISOGEN, INC. (NASDAQ: INOD) announced today that it had secured several significant new projects in the first quarter of 2007 that are expected to produce approximately $10 million in additional revenues in 2007.

    The company also announced that it has been issued a five-year General Services Administration (GSA) schedule, and that it has secured its first government contract - from a US intelligence agency
- under this schedule.

    In addition, Innodata Isogen announced that it has obtained permission to publicize its ongoing involvement with Lockheed Martin's Joint Strike Fighter program.

    Steve Ford, CFO of Innodata Isogen, said, "With the $10 million of additional business we are announcing today, our expected 2007 revenues from already secured business now total about $50 million. This amount consists of the $10 million in business announced today, $9 million in new business announced on January 10, $250,000 in new business announced on January 30, $6 million from existing one-time projects, and $26 million of recurring revenue. This compares with $41 million of revenues we reported for all of 2006. We will continue our aggressive sales efforts to further increase our 2007 business."

    The new wins that the company expects will result in approximately $10 million of additional 2007 revenues consist of the following:

    -- $7.4 million from two outsourced content creation projects for a major multimedia publisher awarded to the company in the first quarter;

    -- $1 million from a content conversion project for a company that became a customer in 2006;

    -- $600,000 from a technical writing engagement, which now has an annualized value of approximately $1.25 million per year, with a large technology company. This represents the successful attainment of the possible increase referred to in the company news release dated January 30, 2007, announcing an engagement then valued at $250,000.

    -- A $520,000 contract with a U.S. intelligence agency for advanced information systems development.

    Jack Abuhoff, Innodata Isogen CEO said, "We are pleased that just one quarter into 2007, we have secured enough business to potentially drive a 25% year-over-year increase in revenues. Even more exciting is that we still have three quarters left in 2007 to improve on this."

    The intelligence agency contract was awarded under the newly issued GSA schedule. Renee Swank, who heads the Commercial and Advanced Programs practice that supports U.S. intelligence agencies, said, "This new contract attests to the value we can bring to intelligence agencies that are looking for new ways to share and find information. We can serve this market more fully and directly now that we have a GSA schedule in place." The GSA schedule is a key procurement vehicle for government entities.

    The company is also announcing that it has been collaborating with Lockheed Martin on building technical documentation systems for the Joint Strike Fighter (JSF), otherwise known as the F-35, the largest weapon system program in history. Until now, Innodata Isogen was under a non-disclosure agreement that prevented it from mentioning its role in this project.

    The technical documentation system Innodata Isogen is helping design and build enables F-35 maintenance technicians to electronically access information that is customized for each particular aircraft configuration.

    The Joint Strike Fighter (JSF) program is the Department of Defense's focal point for defining affordable next generation strike aircraft weapon systems for the Navy, Air Force, Marines and U.S. allies. The focus of the program is affordability - reducing the development cost, production cost, and cost of ownership of the JSF family of aircraft.

    "Our challenge here was to design a documentation system that made information management live up to the JSF program's standards for cost efficiency without any sacrifice in customization or individualization," said Kate McDonald, Innodata Isogen Vice President and head of the Aerospace & Defense Practice. "That we are now able to disclose our ongoing role will allow us to highlight to other customers and prospects that we can help them create cost-effective systems for publishing highly targeted, customized information."

    About Innodata Isogen

    Innodata Isogen (NASDAQ: INOD) helps organizations create and manage information more effectively and economically, providing a comprehensive range of content-focused IT and BPO services to solve information management and publishing challenges.

    We are headquartered in Hackensack, New Jersey, just outside of New York City. We have two additional solution centers in North
America, seven production facilities in Asia (the Philippines, India and Sri Lanka) and a technology and tools development center in India.

    Innodata Isogen (www.innodata-isogen.com) is named to both EContent magazine's EContent 100 and KMWorld magazine's 100 Companies That Matter In Knowledge Management. KMWorld also recognized the unique value of Innodata Isogen's comprehensive content supply chain solutions in its Trend-Setting Products of 2006 annual honors. In addition, Innodata Isogen was also recently ranked as a leading provider of specialized BPO services by the International Association of Outsourcing Professionals (IOAP) on its annual Global Outsourcing 100 top list.

    This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "project," "head start," "believe," "expect," "should," "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

    These forward-looking statements are based largely on the company's current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the Company's contracts with its customers and the ability of customers to reduce, delay or terminate projects, depressed market conditions, changes in external market factors, the ability and willingness of the company's clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company's business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission.

    Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

    CONTACT: Innodata Isogen, Inc.
             Steven L. Ford, 201-371-2510
             Executive Vice President & CFO
             sford@innodata-isogen.com